Exhibit 99

NEWS RELEASE	5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, August 4, 2021

NACCO INDUSTRIES, INC.
ANNOUNCES SECOND QUARTER 2021 RESULTS

Second Quarter NACCO Consolidated Highlights:
•Operating profit increased to $8.7 million, up 93.4% from Q2 2020
•Net income increased to $6.5 million, up 7.5% from Q2 2020
•Adjusted EBITDA increased to $15.3 million, up 39.4% from Q2 2020
•Diluted earnings per share increased to $0.91/share from $0.86/share in Q2 2020
•New branding and websites launched for the Company and each of its businesses, and introduction of new NACCO Natural Resources (nacco.com) brand identity

Cleveland, Ohio, Wednesday, August 4, 2021 - NACCO Industries, Inc.® (NYSE: NC) today announced consolidated operating profit of $8.7 million and net income of $6.5 million, or $0.91 per diluted share, for the second quarter of 2021 compared with consolidated operating profit of $4.5 million and net income of $6.1 million, or $0.86 per diluted share, for the second quarter of 2020. Improvements in consolidated operating profit, Consolidated Adjusted EBITDA, Segment adjusted EBITDA and Net income were primarily due to improved results in all three operating segments, most significantly in the Minerals Management segment. The improvement in operating profit was partly offset by higher income tax expense. Non-GAAP numbers are defined and reconciled on pages 11 to 13.
For the six months ended June 30, 2021, the Company reported consolidated net income of $15.5 million, or $2.16 per diluted share, compared with net income of $12.2 million, or $1.74 per diluted share, for the first six months of 2020.
At June 30, 2021, the Company had consolidated cash of $85.0 million and debt of $32.0 million with availability of $109.9 million under its $150.0 million revolving credit facility. The Company believes that maintaining a conservative capital structure and adequate liquidity are important given evolving trends in energy markets and the Company's strategic initiatives to grow and diversify, which are discussed further in the Growth and Diversification section of this release.

Significant Second Quarter Events
As previously announced, on June 30, 2021, Great River Energy ("GRE") entered into an agreement to sell Coal Creek Station and the adjacent high-voltage direct current transmission line to Bismarck, North Dakota-based Rainbow Energy Center, LLC and its affiliates. The transaction between GRE and Rainbow Energy is subject to the satisfaction of certain conditions, including regulatory approvals associated with the sale of Coal Creek Station and the related transmission assets, and the posting of a performance bond related to final mine reclamation. If the conditions are satisfied, the transaction is expected to close before the end of 2021.
Upon completion of the sale of Coal Creek Station, the existing Coal Sales Agreement, the existing Mortgage and Security Agreement and the existing Option Agreement between GRE and Falkirk Mining Company will be terminated. Falkirk and GRE have entered into a termination and release of claims agreement. Upon completion of the sale, GRE will pay Falkirk $14.0 million in cash, as well as transfer ownership of an office building located in Bismarck, North Dakota, and convey membership units in Midwest AgEnergy to another wholly owned and consolidated subsidiary of NACCO.
If GRE's efforts to sell the power plant are successful, a new Coal Sales Agreement ("CSA") between Falkirk and Rainbow Energy will become effective and Falkirk will begin supplying all coal requirements of Coal Creek Station concurrent with Rainbow Energy’s acquisition of the power plant. Falkirk will be paid a management fee and Rainbow Energy will be responsible for funding all mine operating costs and directly or indirectly providing all of the capital required to operate the mine. The CSA specifies that Falkirk will perform final mine reclamation, which will be funded in its entirety by Rainbow Energy. The initial production period is expected to run ten years from the effective date of the CSA, but the CSA may be extended or terminated early under certain circumstances.
In addition, on June 17, 2021, the Company received notification that the contract mining agreement between Bisti Fuels Company, a wholly owned subsidiary of NACCO, and the Navajo Transitional Energy Company (“NTEC”) will be terminated effective September 30, 2021. Bisti Fuels currently supplies coal from the Navajo Mine to the Four Corners Power Plant through the agreement with NTEC. NTEC will assume control and responsibility for operation of the Navajo Mine upon termination of the contract mining agreement. All liabilities, including mine reclamation, are the responsibility of NTEC. As required under the agreement, it is anticipated NTEC will pay NACCO a termination fee of approximately $10 million.

Detailed Discussion of Results
Coal Mining Results

Coal deliveries for the second quarter of 2021 and 2020 were as follows:
	2021	2020
Tons of coal delivered	(in thousands)
Unconsolidated operations	6,076	5,947
Consolidated operations	775	815
Total deliveries	6,851	6,762

Key financial results for the second quarter of 2021 and 2020 were as follows:
	2021	2020
	(in thousands)
Revenues	$23,063	$21,573
Earnings of unconsolidated operations	$12,392	$12,800
Operating expenses(1)	$7,261	$7,014
Operating profit	$8,542	$7,498
Segment adjusted EBITDA(2)	$12,669	$11,113
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
(2) Segment adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 12.

Coal Mining revenues increased in the second quarter of 2021 from the second quarter of 2020 primarily as a result of the recognition of reclamation revenue from Caddo Creek. Caddo Creek is now a consolidated entity due to the terms of its mine reclamation contract.
The improvement in the second-quarter 2021 Coal Mining operating profit over the prior year was primarily due to a reduction in costs for outside services at Centennial Natural Resources and income associated with mine reclamation at Caddo Creek. These increases were partially offset by a decrease in earnings of unconsolidated operations and a modest increase in operating expenses. Operating expenses increased due to a substantial increase in insurance expense mostly offset by lower employee-related costs primarily attributable to the voluntary separation program offered in late 2020.
The decrease in earnings of unconsolidated operations was primarily the result of the expected reduction in fees earned at the Liberty Mine, as the scope of final mine reclamation activities declined, the termination of the Camino Real Fuels contract mining agreement effective July 1, 2020 and the cessation of coal deliveries at Caddo Creek effective September 30, 2020. An increase in customer demand at the Falkirk and Sabine Mines partially offset the lower earnings of unconsolidated operations.
Segment adjusted EBITDA for the second quarter of 2021 increased over the second quarter of 2020 as a result of the increase in operating profit and an increase in depreciation, depletion and amortization expense, primarily at Mississippi Lignite Mining Company.

Coal Mining Outlook - 2021
In the second half and for the full year of 2021, the Company expects coal deliveries to decrease moderately from the respective prior year periods based on current expectations of customer requirements.
Despite the anticipated decrease in tons delivered, the Company expects operating profit for the Coal Mining segment to increase significantly in both the second half and for the full year of 2021 due to the anticipated cash receipt of approximately $24 million related to the termination of the Falkirk and Bisti customer contracts previously discussed. In addition, the fourth quarter of 2020 included charges totaling $4.6 million that are not expected to reoccur. Excluding the impact of these items, operating profit in the second half and for the full year of 2021 is expected to decrease from the respective prior year periods. The decrease is primarily attributable to substantially lower earnings expected at Mississippi Lignite Mining Company and reduced earnings at the unconsolidated Coal Mining operations.
Mississippi Lignite Mining Company earnings are expected to decrease in the second half of 2021 from the comparable 2020 period and the first six months of 2021. This expected decrease is due to an anticipated decline in the profit per ton of coal delivered, due in part to an increase in depreciation expense from higher capital expenditures in years subsequent to 2019. As a result of the anticipated decrease in profit per ton, the 2021 full year results are expected to be lower than the 2020 full year.
The anticipated reduction in earnings at the unconsolidated Coal Mining operations is expected to be mainly driven by a reduction in fees earned at the Liberty Mine, as the scope of final mine reclamation declines compared with 2020, reduced earnings at Bisti Fuels as a result of the contract termination effective September 30, 2021, and lower earnings at Falkirk, partially offset by improved earnings at Coteau Properties Company. Changes in customer power plant dispatch, including changes related to natural gas price fluctuations and the continued increase in renewable generation, particularly wind, could reduce customer demand below anticipated levels, which could further unfavorably affect the Company’s second-half and full-year 2021 outlook.

Excluding the $24 million termination-related payments expected in the second half of 2021 and the $1.1 million asset impairment charge recognized in 2020, Segment adjusted EBITDA for the second half of 2021 is expected to decrease from the second half of 2020 as a result of the reduction in operating profit. Segment adjusted EBITDA for the full year is expected to be comparable to 2020 as the reduction in operating profit will be offset by an increase in depreciation expense.
Capital expenditures are expected to be approximately $21 million in the second half of 2021 and approximately $26 million for the full year. The elevated levels of capital expenditures in the Coal Mining segment expected through 2021 relate to the development of a new mine area at Mississippi Lignite Mining Company. The increase in capital expenditures associated with mine development will result in higher depreciation expense in future periods that will unfavorably affect future operating profit. Capital expenditures for Mississippi Lignite Mining Company are expected to return to lower pre-2019 levels in 2022.
Premature closure or reduction in utilization of power plants served by the Company's mines would have a material adverse effect on the future Earnings of unconsolidated operations of the Coal Mining segment and on the long-term earnings and cash flows of NACCO. The owner of the power plant served by the Company's Sabine Mine in Texas intends to retire the power plant in 2023. Deliveries from Sabine to the power plant are expected to continue until the first quarter of 2023 at which time Sabine expects to begin final reclamation. Funding for mine reclamation is the responsibility of the customer. Coteau operates the Freedom Mine in North Dakota. All coal production from the Freedom Mine is delivered to Basin Electric Power Cooperative. Basin Electric utilizes the coal at the Great Plains Synfuels Plant, Antelope Valley Station and Leland Olds Station. The Synfuels Plant is a coal gasification plant that manufactures synthetic natural gas and produces fertilizers, solvents, phenol, carbon dioxide, and other chemical products for sale. In June 2021, Basin Electric announced it was evaluating the Synfuels Plant for possible sale.

North American Mining Results

Deliveries for the second quarter of 2021 and 2020 were as follows:
	2021	2020
	(in thousands)
Tons delivered	13,511	10,834

Key financial results for the second quarter of 2021 and 2020 were as follows:
	2021	2020
	(in thousands)
Revenues	$17,486	$12,048
Operating profit	$783	$544
Segment adjusted EBITDA(1)	$1,713	$1,196
(1) Segment adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 12.

North American Mining revenues increased primarily as a result of higher reimbursed costs and a substantial increase in tons delivered. Reimbursed costs have an offsetting amount in cost of goods sold and have no impact on operating profit.
North American Mining's second-quarter 2021 operating profit increased over the second quarter of 2020 primarily due to favorable changes in the mix of customer requirements. This improvement was partially offset by higher employee-related costs, including medical costs, and an increase in business development expenses. Segment adjusted EBITDA also increased compared with the second quarter of 2020 due to an increase in operating profit and an increase in depreciation expense as a result of more equipment being placed in service to support activities related to newer contracts.

North American Mining Outlook
North American Mining expects tons delivered, operating profit and Segment adjusted EBITDA to increase in the second half of 2021 over the second half of 2020. Tons delivered and operating profit are expected to be higher primarily as a result of increased production under existing contracts and contributions from new mining contracts, partially offset by an increase in operating expenses mainly due to higher employee-related costs, including medical costs, and anticipated higher business development expenses. Full-year 2021 operating profit is expected to decrease moderately compared with 2020 because of the lower first-quarter 2021 results. Segment adjusted EBITDA for the full year is expected to increase compared with 2020 as the moderate reduction in operating profit will be more than offset by an increase in depreciation expense.
During the first quarter of 2021, North American Mining entered into a 15-year mining services contract with a new customer at a limestone quarry in Central Florida. North American Mining is operating a smaller dragline at this quarry for the next two years while it relocates and commissions a larger dragline that will increase production capacity. Deliveries are expected to be approximately 1.5 million tons annually once mining commences with the larger dragline, which is anticipated to occur in 2023. North American Mining also amended a contract with a current customer to operate an additional dragline at an existing limestone quarry in Florida. Early in the second quarter of 2021, North American Mining entered into a one-year mining services contract with an existing customer for a sand and gravel quarry in Indiana. This customer, which is among the largest aggregates producers in the United States, is hopeful that this new quarry will operate for multiple years providing aggregates for a multi-year transportation infrastructure project near Indianapolis. Deliveries are expected to be between 0.6 million to 1.0 million tons during the term of the agreement. North American Mining anticipates that these new or revised contracts will be accretive to earnings in the second half of 2021. North American Mining has a substantial pipeline of potential new projects and is pursuing a number of growth initiatives that, if successful, would be accretive to future earnings.
In late July 2021, North American Mining signed two contracts with a new customer to perform all mining operations at two sand and gravel quarries located in Texas and Arkansas. The initial term of each contract is two years, and one of the contracts automatically extends an additional two years provided North American Mining is not in default under that contract. This customer is a leading supplier of construction materials in North America. These contracts are expected to be accretive to future earnings, but due to the timing of contract execution are not included in the Company’s discussion of outlook for the 2021 second half or full year.
North American Mining originally forecasted capital expenditures of $10 million for 2021. North American Mining now expects full-year capital expenditures to be $25 million, with approximately $19 million expended in the second half of 2021. In addition to capital expenditures for the acquisition, relocation and refurbishment of draglines, forecasted capital expenditures now include the acquisition of other mining equipment to support the expansion of contract-mining services beyond North American Mining's historical dragline-oriented model.
In 2019, North American Mining's subsidiary, Sawtooth Mining, LLC, entered into a mining agreement to serve as the exclusive contract miner for the Thacker Pass lithium project in northern Nevada, owned by Lithium Nevada Corp., a subsidiary of Lithium Americas Corp. (TSX: LAC) (NYSE: LAC). All major permits for the Thacker Pass Project are expected to be received by the end of 2021.

Minerals Management Results

Key financial results for the second quarter of 2021 and 2020 were as follows:
	2021	2020
	(in thousands)
Revenues	$5,608	$1,987
Operating profit	$4,173	$510
Segment adjusted EBITDA(1)	$4,695	$1,412
(1) Segment adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 12.

Minerals Management revenue, operating profit and Segment adjusted EBITDA increased significantly in the second quarter of 2021 over the second quarter of 2020 primarily due to increased royalty income generated from newer wells on legacy Ohio mineral interests, as well as royalty income from the new Permian Basin mineral interests acquired in the fourth quarter of 2020 and new Eagle Ford Shale mineral interests acquired in early May 2021. An increase in natural gas and oil prices also contributed to the improvement in revenues and operating profit.

Minerals Management Outlook
The Minerals Management segment derives income from royalty-based leases under which lessees make payments to the Company based on their sale of natural gas, oil, natural gas liquids and coal, extracted primarily by third parties.
In 2020, Minerals Management took impairment charges totaling $7.3 million, $0.6 million and $6.7 million in the second and fourth quarters, respectively, related to coal-related legacy assets. Excluding these charges, operating profit and Segment adjusted EBITDA in the Minerals Management segment is expected to decrease significantly in the second half of 2021 from the second half of 2020 primarily due to the natural production decline curve of certain newer wells in Ohio. Royalty income generated from the Permian Basin mineral interests acquired in the fourth quarter of 2020 and the Eagle Ford Shale in May 2021, in addition to favorable changes in oil and gas market pricing, are expected to partly offset the reduced earnings in the second half of the year, and contribute to the expected increase in full-year 2021 operating profit and Segment adjusted EBITDA over 2020.
Minerals Management began 2021 with a plan to make investments in mineral and royalty interests totaling approximately $10.5 million. As part of this strategy, Minerals Management completed acquisitions totaling $5.0 million for interests in the Eagle Ford Shale early in the second quarter of 2021. Minerals Management is targeting to acquire additional similar investments of approximately $5.0 million in the second half of 2021. These investments, in addition to the Permian Basin interests acquired late in 2020, are expected to continue to be accretive, but each investment's contribution to earnings is dependent on the details of each investment, including the size and type of interests acquired and the stage and timing of mineral development.
These acquired interests align with the Company’s strategy of selectively acquiring mineral and royalty interests with a balance of near-term, cash-flow yields and long-term growth potential, in oil-rich basins offering diversification from the Company’s legacy mineral interests.

Consolidated 2021 Outlook
Management continues to view the long-term business outlook positively. The long-term outlook for growth in the North American Mining and Minerals Management segments and in the Company's Mitigation Resources of North America® business is strong. Each of these businesses continues to expand its pipeline of potential new projects with opportunities for growth and diversification. In the first half of 2021, North American Mining executed three new agreements and

Minerals Management completed two acquisitions, demonstrating success in executing on their growth strategies.
The Company expects net income for the 2021 full year to be significantly higher than 2020, with an anticipated effective income tax rate between 13% and 15%, both resulting from the expected termination and release settlements associated with Falkirk and Bisti Fuels and the absence of the prior-year charges totaling $12.1 million. Excluding these items, the Company expects significantly lower net income in 2021 as a result of substantially lower operating profit primarily due to significantly lower earnings in the Coal Mining segment and higher unallocated employee-related and business development costs. Consolidated Adjusted EBITDA in 2021 is expected to increase moderately over 2020, excluding the termination and release payments and prior-year impairment charges.
As a result of the termination and release payments, the Company expects positive cash flow before financing activities in 2021 as compared to a significant use of cash in 2020, but at a level below the amount of cash generated in 2019. Consolidated capital expenditures are expected to be approximately $61 million in 2021.
The extent to which COVID-19 impacts the Company going forward will depend on numerous factors, including but not limited to the duration of the ongoing pandemic, the severity of the COVID-19 variants, the effectiveness of actions taken to contain and treat COVID-19 and its variants, the nature of, and the public's adherence to, public health guidelines, the pace and acceptance of vaccinations and subsequent achievement of herd immunity, as well as the severity of pandemic-related supply chain and cost inflation challenges and the pace and the extent of economic recovery. While the Company's existing operations to date have not been materially affected by the pandemic, future developments, which are highly uncertain and unpredictable, could significantly and rapidly cause a deterioration in the Company’s results, supply chain channels and customer demand.

Growth and Diversification
The Company is pursuing growth and diversification by strategically leveraging its core mining and natural resources management skills to build a strong portfolio of affiliated businesses.
North American Mining is pursuing growth and diversification by expanding the scope of its business development activities to include potential customers who require a broad range of minerals and materials and by leveraging the Company’s core mining skills to expand the range of contract mining services it provides. North American Mining advanced these efforts in early 2021, when it entered into a contract to mine sand and gravel in Indiana, and in mid-2021, when it signed contracts with a leading supplier of construction materials in North America to perform all mining operations at two sand and gravel quarries located in Texas and Arkansas. The new contracts include responsibility for all mining activities, including pre-strip, blasting, excavation and load and haul operations. These new contracts expand the range of contract mining services beyond the traditional scope of North American Mining's core limestone mining business and expand its geography beyond Florida. In addition, North American Mining continues to pursue additional opportunities to provide comprehensive mining services to operate entire mines, as it expects to do at the new lithium project in Nevada. The goal is to build North American Mining into a leading provider of contract mining services for customers who produce a wide variety of minerals and materials. The Company believes North American Mining can grow to be a substantial contributor to operating profit, delivering unlevered after-tax returns on invested capital in the mid-teens as this business model matures and achieves significant scale.
The Minerals Management segment continues its efforts to grow and diversify by pursuing acquisitions of additional mineral and royalty interests in the United States, in what the Company believes is a buyer-friendly market. Once mineral and royalty interests have been acquired, the Minerals Management segment will benefit from the continued development of its mineral properties without additional capital investment. This business model can deliver higher average operating margins over the life of a reserve than traditional oil and gas companies that bear the cost of exploration, production and/or development. Catapult Mineral Partners, the Company’s business unit focused on managing and expanding the Company’s portfolio of oil and gas mineral and royalty interests, has developed a strong network to source and secure new acquisitions, and has a pipeline of potential acquisitions under review. The goal is to construct a diversified portfolio of high-quality oil, gas, mineral and royalty interests in the United States that deliver near-term cash flow yields and long-term projected growth. The Company believes this business will provide unlevered after-tax returns on invested capital in the low-to-mid-teens as the portfolio of reserves and mineral interests grows and this business model matures.
Mitigation Resources of North America continues to expand its business, which creates and sells stream and wetland mitigation credits and provides services to those engaged in permittee-responsible mitigation. This business offers opportunity for growth and diversification in an industry where the Company has substantial knowledge and expertise and a strong reputation. The Mitigation Resources of North America business has achieved several early successes and is positioned for additional growth. The Company's goal is to grow Mitigation Resources into one of the ten largest U.S. providers of mitigation solutions, largely focused on streams and wetlands, initially in the southeast United States. While this business is in the early stages of development, the Company believes that Mitigation Resources can provide solid rates of return as this business matures.
The Company also continues to pursue activities which can strengthen the resiliency of its existing coal mining operations. The Company remains focused on managing coal production costs and maximizing efficiencies and operating capacity at mine locations to help customers with management fee contracts be more competitive. These activities benefit both customers and the Company's Coal Mining segment, as fuel cost is a significant driver for power plant dispatch. Increased power plant dispatch results in increased demand for coal by the Coal Mining segment's customers.
The Company continues to look for opportunities to expand its coal mining business where it can apply its management fee business model to assume operation of existing surface coal mining operations in the United States. However, opportunities are very limited in the current environment. Fluctuating natural gas prices and growth in renewable energy sources, such as wind and solar, are likely to continue to unfavorably affect the amount of electricity dispatched from coal-fired power plants. In addition, the political and regulatory environment is not receptive to development of new coal-fired power generation projects which would create opportunities to build and operate new coal mines.
The Company is committed to maintaining a conservative capital structure as it continues to grow and diversify, while avoiding unnecessary risk. Strategic diversification will allow for increased free cash flow that can be re-invested to strengthen and expand the businesses. The Company also continues to maintain the highest levels of customer service and operational excellence with an unwavering focus on safety and environmental stewardship.

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Conference Call
In conjunction with this news release, the management of NACCO Industries will host a conference call on Thursday, August 5, 2021 at 8:30 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at http://www.directeventreg.com/registration/event/6893808 to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through the NACCO Industries' website at ir.nacco.com/home. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through August 12, 2021. An archive of the webcast will also be available on the Company's website two hours after the live call ends.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Consolidated Adjusted EBITDA and Segment adjusted EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Consolidated Adjusted EBITDA and Segment adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes to or termination of customer or other third-party contracts, or a customer or other third party default under a contract, (2) a significant reduction in purchases by the Company's customers, including changes in coal consumption patterns of U.S. electric power generators, or changes in the power industry that would affect demand for the Company's coal and other mineral reserves, (3) the ability of the Company to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, and to maintain surety bonds for mine reclamation as a result of current market sentiment for fossil fuels, (4) failure to obtain adequate insurance coverages at reasonable rates, (5) the impact of the COVID-19 pandemic, (6) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (7) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (8) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (9) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (10) weather or equipment problems that could affect deliveries to customers, (11) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing; and the ability of lessees to obtain capital or financing needed for well-development operations and leasing and development of oil and gas reserves on federal lands, (12) changes in the costs to reclaim mining areas, (13) costs to pursue and develop new mining and value-added service opportunities, (14) delays or reductions in coal or aggregates deliveries, (15) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas and oil, (16) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (17) the effects of investors’ and other stakeholders’ increasing attention to environmental, social and governance (“ESG”) matters, and (18) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment.

About NACCO Industries
    NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30
	2021	2020	2021	2020
	(In thousands, except per share data)
Revenues	$45,896	$35,355	$91,001	$72,999
Cost of sales	36,911	31,515	74,324	64,078
Gross profit	8,985	3,840	16,677	8,921
Earnings of unconsolidated operations	13,542	13,778	28,884	29,781
Operating expenses
Selling, general and administrative expenses	12,878	12,591	26,641	25,318
Amortization of intangible assets	911	792	1,893	1,569
Loss (gain) on sale of assets	68	(247)	27	(247)
	13,857	13,136	28,561	26,640
Operating profit	8,670	4,482	17,000	12,062
Other (income) expense
Interest expense	359	330	715	733
Interest income	(100)	(129)	(220)	(530)
Closed mine obligations	364	390	747	824
Gain on equity securities	(1,262)	(1,512)	(2,085)	(316)
Other, net	(127)	(181)	(257)	(329)
	(766)	(1,102)	(1,100)	382
Income before income tax provision (benefit)	9,436	5,584	18,100	11,680
Income tax provision (benefit)	2,931	(466)	2,634	(536)
Net income	$6,505	$6,050	$15,466	$12,216

Earnings per share:
Basic earnings per share	$0.91	$0.86	$2.17	$1.74
Diluted earnings per share	$0.91	$0.86	$2.16	$1.74

Basic weighted average shares outstanding	7,153	7,024	7,123	7,010
Diluted weighted average shares outstanding	7,153	7,024	7,147	7,034

CONSOLIDATED ADJUSTED EBITDA RECONCILIATION (UNAUDITED)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30
	2021	2020	2021	2020
	(in thousands)
Net income	$6,505	$6,050	$15,466	$12,216
Long-lived asset impairment charges	—	575	—	575
Income tax provision (benefit)	2,931	(466)	2,634	(536)
Interest expense	359	330	715	733
Interest income	(100)	(129)	(220)	(530)
Depreciation, depletion and amortization expense	5,617	4,624	11,202	9,168
Consolidated Adjusted EBITDA*	$15,312	$10,984	$29,797	$21,626

*Consolidated Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Consolidated Adjusted EBITDA as net income before long-lived asset impairment charges, income taxes, plus net interest expense and depreciation, depletion and amortization expense. Consolidated Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended June 30, 2021
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$23,063	$17,486	$5,608	$910	$(1,171)	$45,896
Cost of sales	19,652	16,206	956	1,235	(1,138)	36,911
Gross profit (loss)	3,411	1,280	4,652	(325)	(33)	8,985
Earnings of unconsolidated operations	12,392	1,150	—	—	—	13,542
Operating expenses*	7,261	1,647	479	4,470	—	13,857
Operating profit (loss)	$8,542	$783	$4,173	$(4,795)	$(33)	$8,670
Segment adjusted EBITDA**
Operating profit (loss)	$8,542	$783	$4,173	$(4,795)	$(33)	$8,670
Depreciation, depletion and amortization	4,127	930	522	38	—	5,617
Segment adjusted EBITDA**	$12,669	$1,713	$4,695	$(4,757)	$(33)	$14,287

	Three Months Ended June 30, 2020
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$21,573	$12,048	$1,987	$327	$(580)	$35,355
Cost of sales	19,861	11,408	558	355	(667)	31,515
Gross profit (loss)	1,712	640	1,429	(28)	87	3,840
Earnings of unconsolidated operations	12,800	978	—	—	—	13,778
Operating expenses*	7,014	1,074	919	4,130	(1)	13,136
Operating profit (loss)	$7,498	$544	$510	$(4,158)	$88	$4,482
Segment adjusted EBITDA**
Operating profit (loss)	$7,498	$544	$510	$(4,158)	$88	$4,482
Long-lived asset impairment charges	—	—	575	—	—	575
Depreciation, depletion and amortization	3,615	652	327	30	—	4,624
Segment adjusted EBITDA**	$11,113	$1,196	$1,412	$(4,128)	$88	$9,681
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
**Segment adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment adjusted EBITDA as operating profit (loss) plus long-lived asset impairment charges and depreciation, depletion and amortization expense. Segment adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Six Months Ended June 30, 2021
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$46,802	$33,628	$11,108	$1,053	$(1,590)	$91,001
Cost of sales	41,254	31,671	1,643	1,367	(1,611)	74,324
Gross profit (loss)	5,548	1,957	9,465	(314)	21	16,677
Earnings of unconsolidated operations	26,796	2,088	—	—	—	28,884
Operating expenses*	15,118	3,132	1,057	9,254	—	28,561
Operating profit (loss)	$17,226	$913	$8,408	$(9,568)	$21	$17,000
Segment adjusted EBITDA**
Operating profit (loss)	$17,226	$913	$8,408	$(9,568)	$21	$17,000
Depreciation, depletion and amortization	8,334	1,829	969	70	—	11,202
Segment adjusted EBITDA**	$25,560	$2,742	$9,377	$(9,498)	$21	$28,202

	Six Months Ended June 30, 2020
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$42,501	$23,672	$7,228	$353	$(755)	$72,999
Cost of sales	41,135	21,989	1,256	496	(798)	64,078
Gross profit (loss)	1,366	1,683	5,972	(143)	43	8,921
Earnings of unconsolidated operations	27,827	1,954	—	—	—	29,781
Operating expenses*	14,510	2,362	1,195	8,575	(2)	26,640
Operating profit (loss)	$14,683	$1,275	$4,777	$(8,718)	$45	$12,062
Segment adjusted EBITDA**
Operating profit (loss)	$14,683	$1,275	$4,777	$(8,718)	$45	$12,062
Long-lived asset impairment charges	—	—	575	—	—	575
Depreciation, depletion and amortization	7,158	1,298	654	58	—	9,168
Segment adjusted EBITDA**	$21,841	$2,573	$6,006	$(8,660)	$45	$21,805
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
**Segment adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment adjusted EBITDA as operating profit (loss) plus long-lived asset impairment charges and depreciation, depletion and amortization expense. Segment adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.